Exhibit 99.6 Transaction Overview, posted to Investor Relations Page VMware Announces Agreements to Acquire Pivotal and Carbon Black ©2019 VMware, Inc.Exhibit 99.6 Transaction Overview, posted to Investor Relations Page VMware Announces Agreements to Acquire Pivotal and Carbon Black ©2019 VMware, Inc.

Driving our customers’ digital transformation agenda build, run, manage, connect and protect 2 ©2019 VMware, Inc.Driving our customers’ digital transformation agenda build, run, manage, connect and protect 2 ©2019 VMware, Inc.

Our “any, any, any” vision continues to resonate • • • 3 ©2019 VMware, Inc.Our “any, any, any” vision continues to resonate • • • 3 ©2019 VMware, Inc.

We are expanding our portfolio to accelerate our strategy Any Cloud | Any App | Any Device Build Run Manage Connect Protect Carbon Black Pivotal 4 ©2019 VMware, Inc.We are expanding our portfolio to accelerate our strategy Any Cloud | Any App | Any Device Build Run Manage Connect Protect Carbon Black Pivotal 4 ©2019 VMware, Inc.

Pivotal and Carbon Black will accelerate our strategy to deliver multi-cloud application development and security cloud platforms

	Pivotal	Carbon Black.
Strategic context	Digital transformation is driving the accelerated pace of cloud native app development (500 million new apps in next 5 years[1]) Kubernetes is the foundation for running modern apps and the largest generational shift in enterprise architecture in a decade	Cybersecurity and protection of enterprise apps, data network, endpoints and identity are pervasive business priorities and a primary concern of CIOs and Boards of Directors Current cybersecurity industry is broken and ineffective
Why Pivotal and Carbon Black	Leader in multi-cloud developer services transforming how the world develops software (350+ customers; ~33% of Fortune 100; over 75 million Spring Boot downloads per month)	Leading provider of an innovative cloud native security platform (5,600+ customers; ~33% of Fortune 100; ~1 million cyberattacks stopped per day)
Why now	Customers demand an enterprise-class application development platform and multi-cloud expertise Combine the most comprehensive developer-centric application modernization platform with our proven infrastructure leadership to ensure we are well positioned to lead the industry transition to Kubernetes	Customers require an enterprise-grade security platform to protect workloads, applications and networks, from the device to the cloud Enhance our existing security portfolio to uniquely and radically reduce the attack surface, intrinsically providing deep protection across infrastructure, applications and endpoints
Product synergies	Develop a next-generation application development platform (Pivotal, Heptio, PKS, vSphere) for modern apps and multi-cloud environments	Deliver a highly differentiated intrinsic Security Cloud platform to better defend against threats and breaches across clouds, apps and devices and to benefit our full portfolio
Sales synergies	Leverage our enterprise reach and installed base to rapidly scale Pivotal's platform and reinforce our credibility with developers	Accelerate the adoption of the Security Cloud platform using our enterprise scale, Dell's reach and our extensive partner ecosystem

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©2019 VMware, Inc.

(1) IDC FutureScape: Worldwide IT Industry 2019 Predictions, Doc # US44403818, October 2018

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Pivotal and Carbon Black have proven customer credibility

They will accelerate our revenue growth and Hybrid Cloud Subscription and SaaS revenue

	Pivotal	Carbon Black.
Customers	350+	5,600+
Revenue[1]	~$690 Million	~$230 Million
Revenue Growth[2]	+26% year-over-year	+24% year-over-year
Subscription Mix[3]	~64%	~96%

Source: 10-Q filings; Trailing 4 quarters

(1) for Pivotal: Q1-20 to Q2-19; for Carbon Black: Q2-19 to Q3-18

(2) for Pivotal: Q1-20 to Q2-19 compared to Q1-19 to Q2-18; for Carbon Black: Q2-19 to Q3-18 compared to Q2-18 to Q3-17

(3) for Pivotal: subscription revenue mix for Q1-20 to Q2-19; for Carbon Black: subscription and support revenue, and cloud-based subscription revenue mix for Q2-19 to Q3-18

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©2019 VMware, Inc.

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Our go-forward portfolio is uniquely positioned for customers Priority Strategic Context How VMware Helps Products Build Run Manage Connect Protect 7 ©2019 VMware, Inc.Our go-forward portfolio is uniquely positioned for customers Priority Strategic Context How VMware Helps Products Build Run Manage Connect Protect 7 ©2019 VMware, Inc.

Transaction summary • • • 8 ©2019 VMware, Inc.Transaction summary • • • 8 ©2019 VMware, Inc.

Additional Details 9 ©2019 VMware, Inc.Additional Details 9 ©2019 VMware, Inc.

Kubernetes is driving a big generational shift in enterprise architecture 10 ©2019 VMware, Inc.Kubernetes is driving a big generational shift in enterprise architecture 10 ©2019 VMware, Inc.

Pivotal: transforming how the world builds software • • • • • • • • 11 ©2019 VMware, Inc.Pivotal: transforming how the world builds software • • • • • • • • 11 ©2019 VMware, Inc.

Together, we will deliver an enterprise-grade platform for any app build, run and manage Build Manage • Modern Applications Single Control Point • • Run Kubernetes Grid 12 ©2019 VMware, Inc.Together, we will deliver an enterprise-grade platform for any app build, run and manage Build Manage • Modern Applications Single Control Point • • Run Kubernetes Grid 12 ©2019 VMware, Inc.

Additional Details 13 ©2019 VMware, Inc.Additional Details 13 ©2019 VMware, Inc.

Security solutions have proven to be architecturally unfit for today’s multi-cloud, multi-device world 14 ©2019 VMware, Inc.Security solutions have proven to be architecturally unfit for today’s multi-cloud, multi-device world 14 ©2019 VMware, Inc.

Carbon Black: transforming security with big data and analytics • • • • • • • • • 15 ©2019 VMware, Inc.Carbon Black: transforming security with big data and analytics • • • • • • • • • 15 ©2019 VMware, Inc.

Together, we will deliver a highly differentiated security cloud an intrinsic Security Cloud • • • • 16 ©2019 VMware, Inc.Together, we will deliver a highly differentiated security cloud an intrinsic Security Cloud • • • • 16 ©2019 VMware, Inc.

With Carbon Black, we will take a leadership position in security • • • • • • 17 ©2019 VMware, Inc.With Carbon Black, we will take a leadership position in security • • • • • • 17 ©2019 VMware, Inc.

Forward-looking statements 18 ©2019 VMware, Inc.Forward-looking statements 18 ©2019 VMware, Inc.

Additional information about the Pivotal acquisition and where to find it 19 ©2019 VMware, Inc.Additional information about the Pivotal acquisition and where to find it 19 ©2019 VMware, Inc.

Additional information about the Carbon Black tender offer and where to find it 20 ©2019 VMware, Inc.Additional information about the Carbon Black tender offer and where to find it 20 ©2019 VMware, Inc.